EXHIBIT 99.1

April 27, 2021

To the stakeholders of Steel Partners Holdings LP:

When I reflect on the events of 2020, our world has experienced a significant amount of change. Our communities have been impacted by a global pandemic, an election cycle, and various social movements. Yet, despite the challenges, our Steel Partners’ communities have provided us with strength and resilience.

We took swift actions from the start of the pandemic to ensure our employees’ health and safety by implementing increased sanitation measures, social distancing, and health monitoring. We have continued to follow the CDC guidelines, and we have transitioned critical salaried employees successfully to work remotely during the COVID-19 crisis, including our entire Corporate office staff. We successfully connect and collaborate using Microsoft Teams, Zoom, and other apps while remaining physically apart. At this point, we are highly proficient at working remotely, and we are currently evaluating how our office of the future will look.

We took aggressive action to manage our businesses to mitigate the negative effects of COVID-19 on our financial results. In March 2020, our Board of Directors unanimously approved the deferral of all Board and Management fees through the second quarter of 2020. We also initiated cost reduction actions, including employee furloughs, staffing reductions, salary reductions of up to 35% for all salaried employees, 401(k) match suspension, and bonus payment deferrals. We froze all discretionary spending and aggressively managed working capital, and we have continued to do so. Also, in March 2020, the Company borrowed approximately $140 million under its senior credit facility as a part of a comprehensive precautionary approach to increase the Company’s cash and liquidity position and maximize our financial flexibility. Due to the uncertainty of the global markets, we decided to pay the second quarterly dividend on the Series A Preferred Units in-kind.

By January 2021, we had reversed the cost reduction measures impacting employees. We had reinstated all employees to their full salaries and paid bonuses to make them whole from the 35% reduction. I want to thank everyone at Steel for being team players, which allowed us to survive and thrive through these difficult times.

At the Corporate level, Jason Wong joined us earlier this month as CFO replacing Doug Woodworth, who had been with us for many years. We want to thank Doug for everything he has done and wish him well in the future. In May 2020, Bill Fejes, our Chief Operating Officer, left the Company, and Gordon Walker and I assumed his direct reports. And in August 2020, Joe Martin joined as General Counsel.

We streamlined departments as part of our Continuous Improvement Plan, and we significantly reduced our indirect spend. We reduced our Supply Chain, Business & Information Systems, Mergers & Acquisition teams, and other Corporate functions by 32% (26 people) and transferred some of the responsibilities back to the business units. We achieved a 23% reduction in total Corporate spend during 2020. We continue to review our Corporate shared services for future efficiency gains, and we anticipate further cost reductions and automation over the next few quarters.

FINANCIALS

For the year ended December 31, 2020, Steel Partners’ revenue decreased to $1.3 billion, compared to $1.5 billion in 2019. Income before income taxes and equity method investments was $125.4 million, compared with $102.1 million in 2019. Net income attributable to the Company's common unitholders for the year was $72.7 million, or $1.65 per diluted common unit, compared with a loss of $1.6 million, or $0.06 per diluted common unit in 2019. The results reflect higher contributions from the Diversified Industrial and Energy segments, along with lower Corporate expenses and the elimination of API.

Steel Partners generated $213.7 million of adjusted EBITDA in 2020, compared to $195.3 million in 2019.

As of December 31, 2020, total debt was $334.2 million, a decrease of $3.9 million, compared to December 31, 2019. As of December 31, 2020, net debt, which also includes our pension and preferred unit liabilities, less cash, and investments, totaled $354.9 million, a decrease of $58.5 million, compared to December 31, 2019. In February, we redeemed 1.6 million preferred units for $40.4 million. We acquired 2,268,771 common units in 2020 for a total of $20.5 million, and capital expenditures totaled $23.2 million. We also made tax payments of $25.8 million in 2020 associated with the sale of former Handy & Harman subsidiary, Arlon.

The Company had $336.3 million in available liquidity under its senior credit agreement, as well as $18.2 million in cash and cash equivalents, excluding WebBank cash, and $291.4 million in marketable securities and long-term investments.

Total leverage (as defined in the Company's senior credit agreement) was 2.4x as of December 31, 2020 versus 3.3x as of December 31, 2019.

The book value of our units was $23.33 on December 31, 2020, compared to $18.50 as of December 31, 2019.

PENSION

We treat the pension plan like a business, and the investment strategy is managed by the Pension Investment Committee, which until recently was just David Clay and me. I want to thank David for everything he continues to do get Steel Partners’ and Aerojet Rocketdyne’s pension plans on track.

As of December 31, 2020, the Company’s pension liability is relatively flat at $183.5 million from $183.2 million in 2019. During 2020, the Company contributed $8.5 million in cash and deferred $27.4 million as allowed under the CARES Act of 2020. For the full year of 2021, the Company estimates it will contribute between $41.7 million and $46.7 million into its pension plans, which includes the $27.4 million already contributed in 2021, which was deferred from 2020.

We are currently evaluating the options provided by the American Rescue Plan Act of 2021.

ASSET SALES

On January 31, 2021, we completed the sale of the Edge business for a sales price of $16.0 million, subject to a working capital adjustment. Edge provided roofing edge metal products and was part of OMG in the Diversified Industrial segment.

On March 8, 2021, we completed the sale of a piece of real estate in Toronto for $9.2 million CDN, or $7.3 million USD, which was the former site of Lucas-Milhaupt Canada.

UNIT REPURCHASES

On February 6, 2020, we redeemed 1.6 million units of the 6.0% Series A preferred units, representing 20.2% of the total outstanding preferred units. The preferred units were redeemed in cash on a pro-rata basis for a redemption price equal to $25.00 per unit, plus an amount of $0.22 per unit, equal to any accumulated and unpaid distributions, for a total payment of $40.4 million.

We have been using some of our liquidity to pay down debt and repurchase our units. Our Board of Directors authorized the expansion of the unit buyback program by an additional 2.5 million units in December 2020 to 5.5 million. Since 2016, under the current repurchase program, we have purchased 5.0 million common units for $64.5 million.

INVESTMENT UPDATES

AEROJET ROCKETDYNE (FORMERLY GENCORP)

Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD), www.rocket.com, manufactures aerospace and defense systems and has a real estate business. We have been longtime investors/owners in Aerojet and its predecessor GenCorp. I joined the board in 2008, around the time the stock was at $1.84, and we have successfully worked to put in place a management team focused on transforming the business and creating value for all stakeholders. We have worked through the years to make strategic acquisitions, such as Rocketdyne in 2013, divest underperforming units, refinance debt, and position the company with the purpose of enabling the defense of the nation and space exploration.

In December 2020, Aerojet Rocketdyne announced it was being acquired by Lockheed Martin in an all-cash transaction with a total equity value of $5.0 billion. Lockheed will pay $56.00 per share, which was reduced to $51.00 per share after a $5.00 per share cash dividend was paid on March 24, 2021. The transaction remains subject to regulatory approval.

As the Executive Chairman of Aerojet Rocketdyne, I am extremely proud. Over the years, we have created a best-in-class organization focused on delivering results for customers and creating value for all stakeholders through a disciplined approach to optimizing facilities, reducing administrative costs, and thoughtful growth.

Our initial investment in Aerojet Rocketdyne was on August 4, 2000. Today, we own 5.1% of the company. We do not subscribe to the notion of being activists for the sake of being activists. For the first four years of our investment, we attempted to work with the management team to create value. Ultimately, prior to our active involvement, the company made several ill-advised acquisitions and took on excessive and unnecessary debt. After an unsuccessful takeover bid in November 2004, we reached an agreement with the board in 2005 to place a non-voting observer on the board and add an independent director to the board. However, after three years of the board failing to make meaningful operational and management changes, we nominated a full slate of candidates to the board in 2008. After an agreement with the Board, Jim Henderson, Marty Turchin, and I joined the Board of Directors. Jim Henderson became Chairman of the Board later in

2008, and we began the transformation in 2009, which included four different CEOs and four different CFOs over 12 years.

We were able to install Scott Seymour as CEO and President in 2010. Scott was instrumental in creating the competitive improvement program and completing the IT transformation to eliminate 120 computer systems. In 2013, with Scott’s leadership, we executed on the acquisition of Rocketdyne from UTC’s Pratt & Whitney and refinanced the company’s debt. In 2014, we completed a $64.5 million repurchase program, and we again refinanced the company’s debt. In 2015, we sold excess real estate for $57 million. Also, in 2015, Scott Seymour retired, and we hired Eileen Drake as CEO and President to continue executing the plan we had put in place, including implementing the next phase of the competitive improvement program focused on facility optimization, footprint reduction, product affordability, and reducing administrative and overhead costs. I was appointed Executive Chairman in 2016. In 2017, the company acquired Coleman Aerospace for $15 million. We also expanded the competitive improvement program with an expected annual savings of $230 million when fully implemented.

From 2008, the share price has grown from a low of $1.84 per share to a deal price of $56 per share or $5 billion. We have worked to create significant value for all stakeholders, from the time we got control of the company until now. We will miss all of the people we have worked with throughout the years at Aerojet, including all of my fellow board members and the many employees that contributed to our success.

AVIAT
Aviat Networks, Inc. (NASDAQ: AVNW), www.aviatnetworks.com, is a leading expert in microwave networking solutions. Aviat is headquartered in Austin, Texas, with operations throughout the world. In addition to microwave networking hardware and software solutions, Aviat provides a comprehensive suite of localized professional and support services.
Our initial investment in Aviat was made in October 2014. Since getting board representation in January 2015, we have worked together to substantially improve operating performance. We were able to work to successfully to change the board and management team, and with Pete Smith at the helm, we were able to implement a clear strategy to create shareholder value. In 2020, the share price appreciated, and we decided to sell the investment. Our initial investment was $13.7 million at an average purchase price of $10.19 per share. We exited the investment with total proceeds of $28.5 million at an average sales price of $21.24 per share for a total return of approximately 108%. When we reached a settlement to obtain board representation, the market cap was $84.2 million. When we sold, the market cap was $286.1 million creating $201.9 million in value for all shareholders. In hindsight, we sold too early, as the stock is now trading at $33 per share after the two for one stock split.

STEEL CONNECT

Steel Connect, Inc. (NASDAQ: STCN), www.steelconnectinc.com, provides services through its two wholly-owned subsidiaries, IWCO Direct and ModusLink Corporation. Our initial investment in Steel Connect was made on June 13, 2012. For fiscal year 2020, Steel Connect’s consolidated revenue was $782.8 million. We currently own 48.7% of the company, including our investment in convertible preferred units and convertible debt. I continue to be Interim CEO, and Jason Wong is now the CFO.

On November 19, 2020, the Steel Partners’ Board of Directors sent a letter to Steel Connect setting forth a non-binding expression of interest to acquire all the outstanding shares of Steel Connect common stock, par value $0.01 per share, not already owned by Steel Partners and our subsidiaries. The Steel Connect board of directors has formed a special committee of directors who have hired independent financial advisors and legal counsel.

IWCO Direct, www.iwco.com, is a wholly-owned subsidiary of Steel Connect and a leading provider of data-driven marketing solutions that help clients drive response across all marketing channels to create new and more loyal customers. IWCO Direct is one of the largest direct mail providers in North America.

John Ashe joined IWCO Direct as CEO in May 2020 after the resignation of longtime CEO Jim Andersen. John was the mentor for our inaugural cohort of our SteelGrow Leadership Development Program, and he has continued to develop and mentor subsequent leadership teams throughout Steel Partners. Before joining IWCO Direct, John served as President & CEO of Lucas Milhaupt since 2018. He was previously Senior Vice President & General Manager at OMG and held leadership roles from 1992 to 2018. To further strengthen IWCO Direct’s leadership team, there have been numerous changes to the senior management team, and a strategic priority to create greater value and ROI by developing enhanced marketing solutions capabilities has begun.

ModusLink, www.moduslink.com, is a wholly-owned subsidiary of Steel Connect and provides supply chain and eCommerce solutions to help customers across a diverse range of industries, including consumer electronics, telecommunications, computing & storage, software & content, consumer packaged goods, medical devices, retail & luxury, and connected devices.

Fawaz Khalil joined ModusLink in June 2020 as President & CEO. Fawaz had most recently been a lean management consultant, and he had previously been President

& CEO at Halco Lighting Technologies and President at Filtration Group. His process-driven leadership will help ModusLink continue to deliver value to all stakeholders.

CORPORATE PURPOSE & RESPONSIBILITY

As we mark the 31st anniversary of Steel Partners, we need to ask ourselves what more can we do to have a greater positive impact on our kids, families, communities, and society? At Steel Partners, our culture and core values of Teamwork, Respect, Integrity, and Commitment guide us, and our culture defines us as a team.

Our strategy and goals have not changed. We are dedicated to delivering quality products and services to our customers. We remain focused on reducing costs, increasing profits, and generating good returns on our invested capital. We are clearly committed to benefiting our unitholders, stakeholders, employees, and communities.

We recently surveyed our leadership teams, business units, and employees on their participation in sports, competitions, and other related health and wellness initiatives. We were not surprised to see the data reveal the impact of sports on our employees, as well as the love of sport being passed onto their children, grandchildren, nieces, nephews, and neighbors. Of our survey respondents, 73% participated in youth, high school, or college sports, and we even have a handful of professional athletes in our ranks. We also found that 41% of our survey respondents either actively coach or have coached a sports team. These numbers highlight that sports participation is a common thread woven through our people, companies, communities, and families.
When my son started to play organized sports, I volunteered to help coach (even though I knew nothing about coaching kids). At the same time, I was fortunate to meet Tommy Lasorda and have the greatest baseball manager and Hall of Famer as my mentor and friend. In those early years, I could see the effects that both good and bad coaches had on the kids’ morale and performance.

Ten years ago, we created Steel Sports inside Dodger Stadium with the mission to help kids build character and teach life lessons through sports. While we have made a few mistakes along the way, each time, we have learned, grown, and come closer to focusing the organization on our goal of having a positive impact by creating better athletes and better people. Our Steel Sports leadership team, led by Martin Brown, is well-positioned and working to help us bring our shared purpose into reality.
As I traveled the world with Tommy, he brought his signature message, “YOU GOTTA BELIEVE.” He may have been known for his success in baseball, but he delivered his message at hospitals, military bases, schools, temples, churches, and corporations. He taught the value of actively engaging to learn and improve, using his (COP) method, Conversation, Observation, and Participation. The message and teachings were universal. Tommy was gifted in understanding peoples’ unique perspectives, and he delivered his message that if you believe in yourself, you can achieve great things.

We will embrace youth sports as the center of our shared purpose, which is to forge a path of success for the next generation by putting kids first, instilling values, building character, and teaching life lessons through sports.

Our core values and principles apply both on and off the field, and they bring us together with passion and purpose. Sports has a history of bringing communities together with a common goal. Sports are a strong part of our culture, and we want to use what is dominant in our culture to drive change.

Our Steel Sports coaching system, The Lasorda Way, formalizes Tommy’s philosophies and teachings. Steel Sports immerses our kids and coaches in Tommy’s principles by training our coaches and leaders and developing relationships with the kids based on our core values. When we talk about what we learn from sports or why we want children to participate in sports, we often hear about the values we want to instill. These same values make successful leaders, teammates, and co-workers.

Of the 40 million or so kids who participate in organized sports each year in the US, 70% will drop out by the time they turn 13. When asked why they quit, most children cited a lack of fun.

At Steel Sports, our Kids First mindset directly combats this lack of fun by allowing for free play, teaching our core values, and focusing on learning and growth as well as on-field success. We are double goal coaches, which means we coach kids to develop character and develop as athletes.

The goal for having a child participate on a team is to help develop empathy, kindness, inclusion, perseverance, and resilience. Our goal is to expand the coaching system beyond sports into science, technology, engineering, arts, and math (STEAM) so that we can be more inclusive and have a greater positive impact. We use the coaching system to teach children to learn from mistakes, to improve, and to get up when they fall down, move forward, and succeed. By building character, we develop future leaders with persistence, grit, and a growth mindset, and we create a brighter future for us all.

We have outlined specific steps and benefits to help foster engagement with our shared purpose. To demonstrate our commitment, Steel Partners will provide funding to support the following initiatives.

•Each of our leadership teams will become “Steel Sports” certified coaches. Our leadership teams will be evaluated, and part of their compensation will be determined by the impact their organizations have on their local kids and communities through coach education, sports programming, and social impact programs.
•We will make the coaching system available free of charge to local organizations where our employees are coaches and where their children participate.
•We are developing the criteria to provide Steel Sports sponsorships to local organizations where our employees are coaches and volunteers.
•We are implementing flex time for ALL EMPLOYEES who coach youth sports and become “Steel Sports” certified coaches to allow working-time flexibility to attend practices, games, and tournaments.

BUSINESS UNIT UPDATES

We manage Steel Partners through three business segments for reporting purposes: Diversified Industrial, Energy & Sports, and Financial Services. Steel Partners has approximately 4,300 employees in 60 locations in eight countries.

Our business units have largely returned to run rates of pre-pandemic revenue and profitability levels with a few exceptions: JPS, Indiana Tube, and MTE. Almost all our business units have been deemed essential businesses, and the focus remains on protecting the health of our employees and ensuring uninterrupted delivery to our customers, as well as maintaining and increasing profitability.

Dunmore, www.dunmore.com, is a developer and manufacturer of performance coated, laminated, metalized film, and other thin engineered materials. Dunmore generates revenue in various markets, including aerospace, product identification, labels, imaging materials, solar, building materials, and specialty packaging.

Phil LaFata was hired as the President of Dunmore in January of 2021, joining us most recently from his role as COO of General Formulations. He had previously led Monza, a performance-film startup, and held a number of leadership roles at Arlon, a one-time Steel Partners business unit.

Economic conditions from the COVID-19 pandemic brought significant changes to product demand and the product mix, requiring some shifts in both near-term strategy and the business’s cost structure. Lower demand in the aerospace market was offset with furloughs, cost reductions, and staffing reductions, which allowed the business to remain profitable during the first half of the year and improve year-over-year. Dunmore is driving new products and new initiatives in aerospace, insulation, flexible packaging, and antimicrobial coated products to accelerate revenue growth to offset revenue reductions in some of its core markets.

HandyTube, www.handytube.com, is a premium manufacturer of seamless tubing used in aerospace & defense, medical, oil & gas, and industrial markets for the flow of gas, steam, and liquid in harsh environments.

Lisa Presutti was hired as the President of HandyTube in July 2020. Lisa was most recently at IDEX Corporation, where she was General Manager at their Aegis Flow Technologies business. She has extensive experience in maximizing revenue and profitability while driving customer satisfaction. We are excited to have her expertise and leadership.

HandyTube continues to perform well and win business from competitors with improved year-over-year revenue and profitability. Lower commercial aerospace volumes were offset with additional wins in chemical processing and instrumentation, life sciences, space exploration, and alternative energy markets.

Indiana Tube, www.indianatube.com, is a premium manufacturer specializing in welded, low carbon, and high-strength low-alloy steel tube.

Ron Hawkins is the President of Indiana Tube. Ron has been with the business in leadership roles since 2006. He has done a great job leading the business through the pandemic and economic crisis.

Through the COVID-19 pandemic, Indiana Tube has taken actions to offset the decline in automotive, agricultural, and oil & gas market segments. The management team also did a great job of leading the business through the auto industry shut down by implementing furloughs and staffing reductions to remain profitable. We are expanding our opportunities across market segments and have taken substantial proactive steps to build a solid foundation to sustain another downturn and remain cash positive.

JPS, www.jpscm.com, is a leading manufacturer of high-strength composite reinforcement fabrics used for industrial applications, including woven quartz. Our advanced composite fabrics are used in applications that range from vehicle armor to aircraft interiors, circuit boards, and surfboards.

Gary Wallace is the President of JPS. Gary has been with JPS for over 40 years. His leadership and industry knowledge are unmatched.

The current state of the aerospace markets is having a detrimental effect on our financial outlook. In response, we have continued working with our customers to develop new products and enhance the products we currently produce. Despite the decline in revenue, JPS has continued to remain profitable through aggressive cash management and cost controls, including salary & staffing reductions and furloughs.

Kasco, www.kasco.com, is the industry leader in cutting blades and service to the meat and wood processing, retail, and institutional food industries. Our cutting-edge products include band saw blades, meat grinder plates & knives, and cutlery. We also offer a vast array of butcher supplies, seasonings, replacement parts, and repair services to grocers, food service management, and meat, seafood, deli, and bakery departments.

Cliff Gilbert was hired as the President of Kasco in July 2020. Cliff was most recently the Vice President of Integration at Altra Industrial Motion. He has an extensive background in business development and an outstanding track record in driving operational efficiency.

During the COVID-19 pandemic, the food retail & grocery market industry surged as much of the economy sheltered in place. Kasco, along with our retail customers, stepped up to meet the demand. The successful field restructuring and realignment of the US mobile and distribution services in 2019 have provided an increase in revenue and numerous cost-saving measures leading to historic profitability levels.

Lucas Milhaupt, www.lucasmilhaupt.com, is a global leader in brazing. Since 1942, Lucas Milhaupt has developed innovative metal joining solutions to improve process efficiencies, quality, and safety for industrial original equipment manufacturers. We serve the aerospace, automotive, power generation, electronics, medical device & component manufacturing, and the HVAC & refrigeration markets.

Rich Ballenger was promoted to President of Lucas Milhaupt in May 2020. Rich was most recently Vice President & General Manager, and he was previously with MTE as Vice President of Sales & Engineering. John Ashe also continues to serve as Chairman of Lucas Milhaupt to ensure a smooth transition.

In the face of COVID-19 and through 2020, we implemented aggressive cost-saving measures to offset the slowdown, which has allowed us to maintain our historical levels of profitability. We saw a significant rebound in industrial activity in the second half of 2020. We are continuing to invest in application engineering to build on our strength to solve customer pain better than any competitor in the market and continue our focus on improving our customers’ experience.

MTE, www.mtecorp.com, designs, manufactures, and supplies power quality electromagnetic products primarily for the medical, HVAC, industrial, semiconductor, oil & gas, and agriculture industries. MTE’s products are used to protect equipment from power surges, bring harmonics into compliance, and improve the efficiency of variable-speed motor drives.

Shawn Smith was hired as the President of MTE in April 2020. Shawn was most recently Vice President at Ametek, responsible for the Test & Measurement business units. He has extensive experience in sales, marketing, and business development.

COVID-19 has had a detrimental impact on MTE’s operational and financial performance. MTE is focused on improving its labor capacity and productivity in 2021 and consolidating its operating footprint.

MTI, www.mtimotion.com, is a manufacturer and developer of precision, high-performance electric motors, drives, and controllers in addition to precision winding components. We are a preeminent supplier of high-spec, mission-critical motors in the aerospace & defense markets. We are a category leader in the space and commercial markets.

Rory Yanchek was hired as the President of MTI in April 2021. Rory joins us most recently from 3M, where he had led a number of large and small business segments, including their Defense and Government Markets businesses.

MTI encountered some significant challenges in the back half of 2020 as the pandemic impacted both industrial and commercial aerospace segments. The organization is refocusing on delivering the highest performance, world-class quality motors to the defense, aerospace, and industrial markets.

OMG, www.omginc.com, is a leading US manufacturer and global supplier of specialty fasteners, adhesives, tools, and related products for the commercial and residential construction markets. These products are sold through three main channels; private label, home centers, and lumberyards.

An employee of OMG for over 35 years, Hubert McGovern has been President since 2003. Under his leadership, OMG has built its culture on safety, respect, continuous improvement, collaboration, and communication.

In its FastenMaster business, OMG has benefited from increased demand at home improvement centers; however, this tailwind was partially offset by the impact COVID-19 had on the demand for roofing products. Management implemented several cost-saving, cash protection, and working capital initiatives that allowed OMG to finish the year with a strong performance.

SL Power Electronics, www.slpower.com, is a global leader in the design, manufacturing, and marketing of differentiated internal and external AC/DC and DC/DC power conversion solutions for highly demanding medical, test & measurement, lighting, and industrial applications.

Karim Alhusseini was promoted to President of SL Power in April 2020. Karim joined SL Power in 2015 and previously served as its Vice President & General Manager. Karim had previously held various general management roles at Eaton Corporation.

SL Power Electronics remained profitable and largely on plan for us in 2020 despite temporary plant shutdowns due to COVID-19 in China and Mexico during the first half of 2020. Demand from SL Power’s medical customers has remained strong throughout 2020, though certain segments of the industrial market were effectively shut down by the pandemic.

WebBank, www.webbank.com, is a Utah chartered Industrial Bank headquartered in Salt Lake City, Utah. Since its inception in 1997, the Bank has originated and funded over $138 billion in consumer and credit commercial credit products. As “The Bank Behind the Brand®”, WebBank is a national issuer of consumer and small business credit products through Strategic Partner (Brand) platforms, which include retailers, manufacturers, finance companies, and financial technology (FinTech) companies. The Bank is a leading player in the digital lending space, driving innovation in financial products through Strategic Partner platforms.

WebBank engages in a full range of banking activities, including consumer and commercial loan products, revolving lines of credit, credit cards, private-label card issuance, auto-refinancing, and more. The Bank provides capital in the form of asset-backed lending and other credit facilities to strategic partner platforms, credit funds, and other lenders with a targeted focus on specialty finance assets. The Bank is also a leading provider of commercial insurance premium finance products through its wholly-owned subsidiary National Partners.

Jason Lloyd was promoted to President of WebBank in January 2021. Jason has been instrumental in executing the Bank’s business plan since joining over 12 years ago.

The first six months of 2020 were mixed due to the COVID-19 pandemic and economic slowdown. The Bank increased loan loss reserves based upon expected loan performance deterioration associated with the COVID-19 pandemic. In Q2, the Bank began rapidly processing Payroll Protection Program (PPP) loans and completed approximately $2.1 billion of PPP loans through its partners. Going forward, the Bank is engaged in a substantial amount of activity onboarding new strategic partners and launching new products. The Bank’s net worth is approximately $212 million, and its capital ratio is very strong.

Steel Energy, www.steelenergyservices.com, is a portfolio of energy companies providing well servicing rigs for workover & completion, well logging & pump-down perforating, and well testing & flow-back operations in the Bakken and Permian basins.

Stewart Peterson has been the President of Steel Energy since 2016 and has been with the business since it acquired Black Hawk Energy Services in 2013. He has over 45 years of experience in the oil & gas industry. Stewart and his leadership team have built a solid culture of safety and quality that starts with its people. The people of Steel Energy are the focus and will continue to be the key differentiator from their competition.

COVID-19 severely disrupted the oil & gas industry. With closed economies, stay-at-home orders, and the devastating impact on commercial airlines, the demand for oil fell off a cliff in mid-March and into April and May with storage issues. Steel Energy reacted quickly and stripped out its variable costs and restructured to meet the low demand. Steel Energy’s rig production dropped significantly from Q1 production levels, but through management’s action, it has remained cash positive. As the oil industry stabilized in June and economies re-opened, Steel Energy has been able to ramp up as quickly as it ramped down. Steel Energy’s speed to market is beating the competition and has provided new business.

Steel Sports, www.steelsports.com, is a social impact organization dedicated to developing a kids first mindset, teaching life lessons, and building character through youth sports. Ten years ago, we created our Steel Sports business to have a positive social impact by creating better athletes and better people. Our Steel Sports coaching system, The Lasorda Way, formalizes Tommy’s teachings. When we talk about what we learn from sports or why we want children to participate in sports, we often hear about the values we want to instill. These same values make successful leaders. The goal for having a child participate on a team is to help develop empathy, kindness, inclusion, perseverance, and resilience. By building future leaders with grit and a growth mindset, we create a brighter future for us all. We aim to be the gold standard in youth sports and teach our core values of Teamwork, Respect, Integrity, and Commitment.

Martin Brown was promoted to President in June of 2020. He joined Steel Sports as the National Club Director of Operations in April 2018. He succeeded Mark Cole, who has moved to an advisory role to continue to develop the Steel Sports Coaching System.

COVID-19 has had a material impact on Steel Sports. Due to the seasonality of the organization, we effectively lost one-fourth of revenue. We made the difficult decision to furlough every employee on March 20 and effectively ran close to a zero payroll until June 15. During that time, we went into cash conservation mode by reducing fixed costs and renegotiating contracts. The staff of the restructured business is now fully on board, and we are operating programming in each of our regions as states have re-opened.

THE STEEL WAY

The Steel Way is the heart of our business. It encompasses our core values of Teamwork, Respect, Integrity, and Commitment. We have created a culture based on hiring people who are persistent and show up every day ready to take on new challenges, learn, and deliver results for our customers.

SteelGrow: Five years ago, we began the SteelGrow initiative to formalize employee development throughout Steel Partners. Our goal remains to identify our high-performing employees and retain and reward this best talent while continuing to use our experience to recruit more high-performing employees. We are committed to promoting from within when the opportunity is right for the employee and the Company. Over the last few months, we have nine new leaders across our 13 operating companies, with five of these leaders being promoted from within. Steel Connect also has two new leaders in place for both its business units. We strive to build a diverse workforce and leadership team that can “grow from within” as current leaders retire and exit.

We reward those who embrace our culture and core values, and we replace those who don’t share our values. Our current employees embrace our culture, understand our products and services, and can be effective in a role very quickly when given a new challenge. In 2020, we promoted 406 employees into new and expanded roles, which represents 28% of our overall hiring during this challenging year.

We also focused our intern program on the family members of our employees. With so many students facing remote schooling, many were looking for alternatives, such as internships during the school year and work experience during a gap year. We were proud to have 41 students join us in 2020 despite the challenges of the pandemic.

SteelWell: This year, the main focus for SteelWell was on the overall health of our team along with the financial and mental well-being of our employees during the COVID-19 pandemic. Our management teams created pandemic protocols throughout Steel Partners, and the executive team received daily reports on our employee’s health and well-being. In addition, throughout 2020, we continued to offer all our employees financial education through Dave Ramsey’s Smart Dollar financial wellness programs. Finally, without our employee’s perseverance throughout 2020, we would be a much different Company today, and I applaud the over 2,900 “thank you” messages our employees left their co-workers during our “TAG Program” (Thanks and Gratitude) held during 2020.

Steel Diversity, Equity, & Inclusion Council: At Steel Partners, we expect our leadership teams to create workplace environments that are ethical, inclusive, and just which go beyond simply complying with workplace laws. We do not tolerate behavior that contradicts these expectations, as this is neither who we are nor who we aspire to be at Steel Partners. We are advancing our Company-wide Diversity, Equity, & Inclusion Program that was announced in 2020. We are conducting a comprehensive Diversity, Equity, & Inclusion review in the US with plans for a comprehensive global rollout in 2021. Guided by our core values, we are committed to creating a Company where everyone is included and respected and where we support each other in reaching our full potential individually and as a Company.

Steel Business System: The Business System is a collection of Lean Manufacturing, Six Sigma, and various enterprise-wide improvement approaches including 80/20. For our existing and newly acquired businesses, we drive our culture of continuous improvement and people engagement to meet organization goals and improve our customers’ experiences. In 2020, we decided to have the Business System become business unit led instead of Corporate led. At the Corporate level, we provide guidance, coaching, and facilitation of tools and events, to help the business units create impact for their growth, strategic, and profitability initiatives.

Steel Integrated Supply Chain Council: The Council enables best practice sharing for indirect and direct spend for the Supply Chain and builds a shared understanding and tracking of key performance indicators. It identifies and collaborates with sub-category leaders to optimize common suppliers by establishing contract ownership and supporting negotiations. Through points-of-contact at each business unit, the Council conducts supply chain maturity assessments and spend analytics to identify opportunities.

Steel Environmental, Health, & Safety Council: The Council provides a forum where our environmental, health, and safety managers share best practices and knowledge to protect the operations, environment, and the health and safety of its employees, customers, contractors, and the general public. The Council has a program that recognizes and promotes those employees and operations that go “above and beyond” the standard regulatory compliance requirements to achieve these goals.

Steel Partners CEO Summit: While the format of the CEO Summit was changed to a virtual meeting, we took the opportunity to meet both in March and November to review best practices, share challenges, and discuss how to solve the unique problems we have faced during this global pandemic. We expect to resume meeting face-to-face later in 2021, assuming the CDC guidelines and best practices will allow us to meet safely.

LOOKING FORWARD – KIDS FIRST

I think of Tommy as I reflect on our renewed purpose for Steel Partners, to forge a path of success for the next generation by putting kids first, instilling values, building character, and teaching life lessons through sports, and I encourage you to also take advantage of the opportunities to advance our purpose. You can start by watching the Kids First video (https://www.youtube.com/watch?v=4uK3nSMM8Rk) narrated by Steel Sports Advisory Board Members Julie Foudy and Bobby Valentine. I hope you enjoy it.

As we plan for the remainder of 2021, the COVID-19 pandemic remains our focus as we prioritize the health and safety of our employees and communities. We will continue to execute on our long-term strategy:
1.We will repurchase our units as long as we feel they are trading at a discount to their value.

2.We will continue to evaluate the acquisition of Steel Connect, as well as other opportunistic or bolt-on acquisitions.
3.We will continue to look for additional cost reductions, especially to reduce overhead and administrative costs.
4.We will continue to utilize our net operating losses (NOLs).
5.We will continue to actively manage our pension assets and liabilities.

As we anticipate leaving the pandemic behind us, we are optimistic for the brighter days ahead. We look forward to the day we can connect with our peers in person again. It will be a team effort to reach this point, but we find strength and resiliency in our communities. We hope you and every member of the Steel Partners family remains safe and healthy during these unprecedented times. Thank you for your continued support and commitment.

Respectfully,
Warren G. Lichtenstein

Forward-Looking Statements
This press release and the annual letter contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. SPLP identifies these forward-looking statements by using words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," and similar expressions. These forward-looking statements are only predictions based upon the Company's current expectations and projections about future events, and are based on information currently available to the Company and are subject to risks, uncertainties, and other factors that could cause its actual results, performance, prospects, or opportunities in 2021 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation: the adverse effect of COVID-19 on business, results of operations, financial condition, and cash flows; the material weakness identified in our internal control over financial reporting; the continued volatility of crude oil and commodity prices; our subsidiaries' sponsor defined benefit pension plans, which could subject the Company to substantial future cash flow requirements; significant costs as a result of complying with environmental laws and regulations, including those related to restrictions on greenhouse gas emissions, and other extensive requirements to which the Company is subject; risks associated with our wholly-owned subsidiary, WebBank, as a result of its Federal Deposit Insurance Corporation status, highly-regulated lending programs, and capital requirements; the ability to meet obligations under the Company's senior credit facility through future cash flows or financings; the risk of management diversion, increased costs and expenses, and impact on profitability in connection with the Company's acquisitions; the impact of losses in the Company's investment portfolio; the effects of rising interest rates on the Company's investments and the phase-out of LIBOR on the interest rates of our credit facilities; our ability to protect our intellectual property rights and obtain or retain licenses to use others' intellectual property on which the Company relies; our exposure to risks inherent to conducting business outside of the U.S.; the adverse impact of litigation or compliance failures on the Company's profitability; a significant disruption in, or breach in security of, our technology systems; labor disputes, the loss of essential employees, and our ability to recruit and retain experienced personnel, including key members of our management team; economic downturns; the rights of unitholders with respect to voting and maintaining actions against us or our affiliates; the impact to the development of an active market for our units due to transfer restrictions in the Company's Partnership Agreement; the possible volatility of our common or preferred unit trading prices; and other risks detailed from time to time in filings we make with the SEC. These statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2020, for information regarding risk factors that could affect the Company's results. Any forward-looking statement made in this press release or the annual letter speaks only as of the date hereof, and investors should not rely upon forward-looking statements as predictions of future events. Except as otherwise required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

The financial data contained in this letter includes certain non-GAAP financial measurements as defined by the Securities and Exchange Commission, including "Adjusted EBITDA” and “Net Debt.” For reconciliations to the nearest GAAP measure, see our press release issued on April 13, 2021.